Exhibit 10.10

OFFICE BUILDING LEASE

BASIC LEASE TERMS

THIS OFFICE BUILDING LEASE is entered into as of the date set forth in Section “A” of these Basic Lease Terms by and between “Landlord” named in Section “B” hereof and “Tenant” named in Section “C” hereof.

A.	DATE OF LEASE:	JUNE 30, 2010

B.	LANDLORD:	CENTURY BUILDING INVESTMENT GROUP, LLC, A California limited liability company

C.	TENANT:	EXACTTARGET, INC., A Delaware corporation

D.	GUARANTOR:	N/A

E.	PREMISES: Suite:	700 (The Entire 7th Floor)
	Building: Approx. 152,273 square foot Building situated at the following address:	THE CENTURY BUILDING 36 S. Pennsylvania Street Indianapolis, IN 46204

	Approximate Rentable Square Feet:	22,064

F.	TERM:

	Number of Months:	ONE HUNDRED TWENTY-SIX (126)

	Commencement Date (Subject to Section 4.b.):	October 1, 2010

	Expiration Date (Subject to Section 4.b.):	February 28, 2021

G.	BASE RENT:

Month	1	through	6	Inclusive $	0.00	Per Month*
Month	7	through	18	Inclusive $	27,580.00	Per Month
Month	19	through	24	Inclusive $	28,131.60	Per Month

Month	25	through	25	Inclusive $	0.00	Per Month
Month	26	through	30	Inclusive $	28,131.60	Per Month
Month	31	through	36	Inclusive $	28,683.20	Per Month
Month	37	through	37	Inclusive $	0.00	Per Month
Month	38	through	42	Inclusive $	28,683.20	Per Month
Month	43	through	48	Inclusive $	29,234.80	Per Month
Month	49	through	49	Inclusive $	0.00	Per Month
Month	50	through	54	Inclusive $	29,234.80	Per Month
Month	55	through	66	Inclusive $	29,786.40	Per Month
Month	67	through	78	Inclusive $	30,338.00	Per Month
Month	79	through	90	Inclusive $	30,889.60	Per Month
Month	91	through	102	Inclusive $	31,441.20	Per Month
Month	103	through	114	Inclusive $	31,992.80	Per Month
Month	115	through	126	Inclusive $	32,544.40	Per Month

*	Months 1 through 6 shall be referred to as the “Free Rent Period.”

H.	SECURITY DEPOSIT: $0.00

I.	PREPAID RENT: $27,580.00

J.	OPERATING EXPENSE BASE YEAR: 2010
TAX	BASE YEAR: 2010

K.	TENANT’S PRO RATA SHARE OF OPERATING EXPENSE AND TAX INCREASE: FOURTEEN POINT FOUR NINE PERCENT (14.49%)

L.	USE: GENERAL OFFICE

M.	PARKING SPACES:

Assigned:	Five (5) parking spaces in the Building’s subterranean parking area at prevailing rates.

N.     BROKER: NAI OLYMPIA PARTNERS REPRESENTING LANDLORD HALAKAR REAL ESTATE REPRESENTING TENANT

O.	OTHER TERMS:

RIGHT OF FIRST OFFER Section 38

GUARANTEED EXPANSION Section 39

OPTION TO EXTEND Section 40

ROOFTOP DECK Section 41

SPACE PLANNING AND DESIGN Section 42

BUILDING LOBBY AND ATRIUM Section 43

P.	ATTACHMENTS INCORPORATED HEREIN AND MADE A PART HEREOF:

1.	General Lease Conditions

2.	Exhibit A—Floor Plan

3.	Rules and Regulations

4.	Free Rent Schedule

LANDLORD:	CENTURY BUILDING INVESTMENT GROUP, LLC,
a California limited liability company

	By:	Blue Real Estate
a California corporation
	Its:	Managing Member

	By:	/s/ James N. Ries
James N. Ries, Manager

TENANT:	EXACTTARGET, INC.
a Delaware corporation

	By:	/s/ Traci M. Dolan
	Title:	CFO

OFFICE BUILDING LEASE

GENERAL LEASE CONDITIONS

1. INCORPORATION. These General Lease Conditions are incorporated in and made part of the Office Building Lease—Basic Lease Terms, to which these General Lease Conditions are attached (“Lease”). Unless otherwise defined herein, capitalized terms used in these General Lease Conditions shall have the meaning set forth in the Basic Lease Terms.

2. PREMISES. Landlord does hereby lease to Tenant and Tenant hereby leases from Landlord that certain office space (herein called “Premises”) described in Section “E” of the Basic Lease Terms and as depicted on Exhibit A attached hereto. Tenant’s lease of the Premises is subject to the terms, covenants, and conditions herein set forth. Tenant shall be granted access to the Premises, the Building, the Common Areas (as defined below), the Parking Areas (as defined below), and, if applicable, the Rooftop Deck (defined below) twenty-four (24) hours per day, seven (7) days per week, every day of the year. The parties hereby enter into this Lease in consideration of the duties, covenants, and obligations of the other party hereunder. Landlord and Tenant expressly agree to keep, observe, and perform each and all of their respective terms, covenants, restrictions, and conditions contained herein. This Lease is made upon the condition of said performance.

3. TERM. Subject to Section 4.b. below, the term of this Lease (“Term”) shall be for the period designated in Section “F” of the Basic Lease Terms. The Commencement Date shall be, and Tenant’s obligation to pay rent will commence upon, the earlier of (a) the date upon which Tenant first commences to conduct business in the Premises and (b) subject to Section 4.b. below, October 1, 2010.

4. POSSESSION.

4.a. Landlord shall deliver exclusive possession of the Premises to Tenant on or before July 1, 2010 (“Delivery Date”). During the period between the Delivery Date and the Commencement Date (the “Early Access Period”), Tenant shall construct improvements (“Initial Improvements”) and install Tenant’s furniture, fixtures and equipment. Tenant’s access to the Premises during the Early Access Period shall be subject to all terms and conditions of this Lease, except that Tenant shall not be obligated to pay Rent during the Early Access Period until the Commencement Date.

4.b. If for any reason whatsoever, Landlord cannot deliver exclusive possession of the Premises to Tenant on or before the Delivery Date, then there shall be an extension of the Commencement Date for a period equal to the number of days between the Delivery Date and the date upon which Landlord delivers exclusive possession of the Premises to Tenant. Upon the occurrence of such a delay in the Commencement Date, the Expiration Date shall be extended to such date that the Term of the Lease shall be one hundred twenty-six (126) months. If Landlord fails to deliver exclusive possession of the Premises to Tenant on or before the Delivery Date, then the Commencement Date shall be deemed to be the date that is ninety (90) days from the date on which Landlord delivers possession. In the event Landlord fails to deliver exclusive possession of the Premises to Tenant on or before October 1, 2010, then Tenant, by written notice to Landlord, may terminate this Lease, in which event Landlord shall immediately return any monies paid by Tenant to Landlord pursuant to this Lease, and neither party shall have any further right or obligation hereunder.

5. BASE RENT. Tenant agrees to pay to Landlord as monthly rental on the first day of each month without prior notice or demand, the sum set forth in Section “G” of the Basic Lease Terms. Notwithstanding the foregoing, as set forth in Section 43 of this Lease, Tenant shall have the right to an offset in Base Rent equal to the actual and documented amount of expenses Tenant incurs in connection with the Building Renovation (as defined in Section 43 of this Lease) up to a sum of One Hundred Fifty Thousand and No/100 Dollars ($150,000.00), as and when applicable. Subject to the foregoing offset right, Tenant shall pay Base Rent in advance on the first business day of each and every calendar month during said Term, except that the Base Rent for the first month after the Free Rent Period shall be paid concurrently with the execution hereof. Rent for any period during the term hereof which is for less than one (1) month shall be a prorated portion of the monthly installment herein, based upon a 30 day month. Said rental shall be paid to Landlord without deduction or offset, in lawful money of the United States of America, at 4212 Solutions Center, Lockbox 774212, Chicago, IL 60677-47003, or to such other person or at such other place as Landlord may from time to time designate in writing.

6. SECURITY DEPOSIT. Intentionally Omitted.

7. OPERATING EXPENSE ADJUSTMENTS. For the purposes of this Section, the following terms are defined as follows;

Base Year: The calendar year set forth in Section “J” of the Basic Lease Terms.

Comparison Year: Each calendar year of the Term after the Base Year.

Expenses: All costs of operation and maintenance of the Building, the Common Areas and Parking Areas, if any, as determined by Landlord’s standard accounting practices in accordance with prudent and customary property management practices, and shall include the following costs by way of illustration, but not limitation: water and sewer charges; insurance premiums; utilities including electrical and gas; all telephone and communications charges serving the Building; Building, Common Areas (as defined in Section 8.f. below), or Parking Areas (as defined in Section 27.a. below) engineering, janitorial, custodial and guard or security services; labor, repairs and replacements to the Building, Common Areas or Parking Areas; snow removal, landscaping or plant services; property management costs and fees for the Building, Common Areas or Parking Areas; and all costs for roof, air-conditioning, heating and elevator service, maintenance, repairs and replacement.

Notwithstanding anything contained in this Section 7 to the contrary, Expenses shall not include any of the following: depreciation on the Building or equipment therein; costs incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Building; interest; costs of any capital items, except as expressly permitted in the illustration of the definition of Expenses above; rentals and other related expenses incurred in leasing equipment which if purchased the cost of which would be excluded from Expenses as a capital cost; ground rent; income and franchise taxes (and any and all taxes or charges excluded from the definition of Taxes below); costs incurred in connection with the negotiation, termination, or extension of leases, any disputes with tenants or other occupants or prospective tenants or occupants of the Building, brokerage commissions, the enforcement of any leases (including unlawful detainer proceedings and the collection of rents), any requests to assign or sublet, or any proceedings involving a specific tenant or in connection with the exercise by Tenant or any other tenant of any rights set forth in their respective leases permitting inspection or review of Expenses; costs associated with the operation of the business of the entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Building; all contributions to any political or charitable-organizations; costs for which the Landlord is reimbursed by any tenant or occupant of the Project or by insurance by its carrier or any tenant’s carrier or by anyone else; expenses and costs for work, labor, seivices or material required to comply with any laws affecting the Building or any part thereof in effect on the Commencement Date; costs of signs in or on the Building identifying only the owner of the Building (as distinguished from tenant directory signage or kiosks identifying tenants of the Building which shall be included in Expenses) or other tenants’ signs; salaries, wages, bonuses, and other compensation (including long-term disability insurance and health, accident and sickness insurance) paid to officers, directors, and executives of Landlord above the rank of senior property manager or any person who does not devote substantially all of his or her employed time to the Building (unless fairly and equitably prorated) and key man and other life insurance for officers, directors, and executives of Landlord above the rank of property manager; debt service payments on or related to any indebtedness, including, without limitation, interest, principal, late charges, prepayment fees, attorneys’ fees, the cost of environmental investigations or reports required by Landlord’s lender (except those necessitated by Tenant’s use or operations), points, fees and any other lender costs and closing costs on debts or amortization on any mortgage or mortgages or any other debt instrument or on any unsecured debt, any mortgage debt, or ground rents or any other amounts payable under any ground lease; costs of any service sold to any tenant or occupant of the Building for which Landlord is entitled to be reimbursed as an additional charge or rental over and above the base rent and escalations payable under the lease or occupancy agreement with that tenant or other occupant (including, by way of example but not limitation, after-hours HVAC costs or over-standard electrical consumption costs incurred by other tenants or occupants); expenses for repairs, replacements or improvements to the extent such expenses are covered by warranties from contractors or suppliers; consulting costs and expenses paid by Landlord unless they relate to the management, operation, maintenance or repair of the Building; costs incurred by Landlord in connection with the correction of defects in design and original construction of the Building; costs relating to removal, cleaning, abatement or remediation of Hazardous Materials (as defined below) in or about the Building, except to the extent (i) such Hazardous Materials were introduced to the Building by Tenant, or (ii) such removal, cleaning, abatement or remediation is related to the routine repair and maintenance of the Building; any bad debt loss, rent loss, or reserves for bad debts or rent loss; costs arising from the gross negligence or willful misconduct of Landlord or its agents, employees, vendors, contractors, or providers of materials or services; the cost of acquiring sculptures, paintings or other objects of fine art in the Building in excess of amounts typically spent for such items in first class office buildings of comparable quality and area as the

Building; overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for services in the Building to the extent the same exceeds the costs of such services rendered by qualified, first-class unaffiliated third parties on a competitive basis; and items and services which Landlord provides selectively to one or more tenants.

Taxes: “Taxes” shall mean any form of real estate tax or assessment or service payment in lieu thereof, and any license fee, commercial rental tax, franchise tax, improvement bond or other similar charge or tax (other than inheritance, personal income or estate taxes) imposed upon the Building or Common Areas or against machinery, equipment or other personal property of Landlord used in connection with the operation and maintenance of the Building, or against Landlord’s business of leasing the building by any authority having the power to so charge or tax, together with reasonable costs and expenses of contesting the validity or amount of the Taxes. “Taxes” excludes any penalties, fines, interest, or charges due for late payment of Taxes by Landlord.

If the Expenses or Taxes paid or incurred by Landlord for any Comparison Year are in excess of the Expenses or Taxes paid or incurred for the Base Year, then Tenant shall pay to Landlord Tenant’s pro rata share of the amount by which Expenses and Taxes in the Comparison Year exceed Expenses and Taxes from the Base Year (“Tenant’s Pro Rata Share”) (as set forth in Section “K” of the Basic Lease Terms). Tenant’s Pro Rata Share represents that portion of the rentable area of the Building occupied by the Tenant hereunder, divided by a figure equal to the net rentable area of the Building. Notwithstanding the foregoing, annual increases in “Controllable Expenses” shall not exceed four point five percent (4.5%), cumulative and compounded of the amount of Controllable Expenses for the preceding year. Controllable Expenses are defined as landscape maintenance costs (excluding snow removal), administrative fees, and wages and related employee benefits payable for all personnel whose wages and employee benefits are included in Expenses.

On or before April 1 of the calendar year following each Comparison Year, Landlord shall use its best efforts to give to Tenant a statement for Tenant’s Pro Rata Share (“Expense and Tax Statement”), but failure by Landlord to give such Expense and Tax Statement by said date shall not constitute a waiver by Landlord of its right to recover amounts due hereunder. Upon receipt of such Expense and Tax Statement, Tenant shall pay in full the total amount of charges due thereunder. In addition, the amount of such charges shall be used as an estimate for the then current Comparison Year and this amount may be divided into monthly installments and Tenant shall pay to Landlord, concurrently with the regular monthly rent payment next due, an amount equal to the monthly installment of such estimated charges. If any Comparison Year results in a greater increase in Expenses or Taxes than estimated, then upon receipt of the Expense and Tax Statement from Landlord, Tenant shall pay a lump sum equal to such total increase in Expenses and Taxes over the estimated increase, and the estimated monthly installments to be paid for the next year shall be adjusted to reflect such increase. If in any Comparison Year, Tenant’s share of Expenses or Taxes is less than the amount of estimated payments actually paid by Tenant for such Comparison Year, then any overpayment made by Tenant shall be credited towards the next monthly rent falling due. Even though the Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s share of Expenses and Taxes for the year in which this Lease terminates, Tenant shall immediately pay any amount due.

In determining Expenses for any calendar year, if, at any time during such calendar year, less than one hundred percent (100%) of the total rentable square footage of the office portion of the Building was occupied by tenants, Expenses shall be equitably adjusted upward to reflect the amount that Expenses would have been, in Landlord’s reasonable estimate, had occupancy of the office portion of the Building been one hundred percent (100%) throughout such calendar year. This same treatment shall be equitably applied to the Base Year.

Landlord shall at all times during the Term of the Lease maintain full, complete and accurate books of account and records prepared in accordance with customary accounting principles with respect to the Expenses, as well as contracts, bills, vouchers and checks, and such other documents as are reasonably necessary to properly audit Expenses. Within thirty (30) days after receipt by Tenant of an Expense and Tax Statement for any prior calendar- year during the Term, Tenant or its authorized representative shall have the right to inspect such books and records of Landlord upon reasonable notice and during the business hours of Landlord at Landlord’s office in the Building, or, at Landlord’s option, at such other location in the Indianapolis area as Landlord reasonably may specify, for the purpose of auditing Expenses during the immediately preceding year. If Tenant’s audit (which, in order for the provisions of this sentence to apply, shall be conducted by a professional, third party auditor not compensated based on the amount of discrepancy) reveals a discrepancy in Expenses, any underpayment by Tenant shall be paid to Landlord within thirty (30) days and any overpayment by Tenant shall be refunded to Tenant within thirty (30) days. In the event Tenant’s audit reveals a discrepancy in Expenses in Tenant’s favor by ten percent (10%) or more, then Landlord shall reimburse Tenant for Tenant’s actual reasonable audit costs at the same time that the refund payment is made to Tenant not to exceed $5,000.00. In the event that Tenant fails to give Landlord written notice requesting the right to inspect Landlord’s books and records and commence such inspection within ninety (90) days after receipt by Tenant of the Expense and Tax Statement for the prior calendar year, Tenant shall be deemed to have accepted the Expense and Tax Statement as true and correct and shall thereafter have no right to audit the books and records of Landlord for the applicable period.

Notwithstanding anything contained in this Section, the rental payable by Tenant shall in no event be less than the Base Rent specified in Section “G” of the Basic Lease Terms. This Section 7 shall survive the expiration or any earlier termination of this Lease.

8. USE.

8.a. Tenant may use the Premises only for the purpose set forth in Section “L” of the Basic Lease Terms and shall not use or permit the Premises to be used for any other purpose without the prior written consent of Landlord.

8.b. Tenant shall not do or permit anything to be done in or about the Premises nor bring or keep anything there which will in any way increase the existing rate of or affect any fire or other insurance upon the Building or any of its contents, or cause cancellation of any insurance policy covering said Building or any part thereof or any of its contents.

8.c. Tenant shall not do or permit anything to be done in or about the Premises which will in any way (i) obstruct or interfere with the rights of other tenants or occupants of the Building or injure them; (ii) use or allow the Premises to be used for any improper, immoral, unlawful or objectionable purpose; (iii) cause, maintain or permit any nuisance in, on or about the Premises; (iv) constitute any waste in or upon the Premises; (v) create any odor, sound, vibration, or any sensory occurrence which can be experienced outside of the Premises.

Tenant acknowledges and understands that the Building of which the Premises are a part is a “non-smoking” building. The use of any tobacco or other smoking product is strictly prohibited within the Premises and/or the Building. Tenant shall be solely responsible for enforcing this requirement among its employees, visitors and invitees. Any violation of this requirement shall, at Landlord’s option, constitute a breach of this Lease.

8.d. Except as set forth in Section 33 of this Lease, Tenant shall not install, display or permit any sign, identification, notice, circular, advertisement or decoration which may be seen, observed, heard or experienced outside of the Premises without, in each case, Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned, or delayed.

8.e. Tenant covenants and agrees that it will not use, keep or suffer to be kept, or generate or store any hazardous substances, pollutants or contaminants (collectively, “Hazardous Substances”) in, upon or about the Premises or the Building, Tenant shall promptly remove and clean up any Hazardous Substance brought onto or about the Premises or the Building in violation of this provision. Tenant shall indemnify Landlord for all costs and expenses including reasonable attorney’s fees and court costs incurred by Landlord in connection with any claim or suit for damages or injuries resulting from any Hazardous Substances used, kept, generated or stored by Tenant on the Premises or Building or to correct any violation of this covenant, or to remove, neutralize or render harmless any Hazardous Substance or to comply with the requirements of any regulatory body having jurisdiction over Hazardous Substances, or to contest the actions of any such regulatory body with respect to the Building. Tenant’s indemnity obligation hereunder shall survive the expiration or earlier tennination of this Lease. In the event of a breach of this covenant, then in addition to any other remedies available to Landlord, Landlord at its sole option may declare Tenant to be immediately in default hereof and in forfeiture of its rights to occupy the Premises under this Lease, and may cause Tenant to be immediately removed from the Premises, which events shall not release Tenant from its covenant to pay rent or otherwise relieve Tenant from any monetary obligation under this Lease.

8.f. Tenant acknowledges that all hallways, restrooms, parking areas, elevators, and other common areas of the Building (i.e. all areas outside of the demising walls of the Premises) (the “Common Areas”) as well as all portions of the Premises which may be seen from outside the Premises, such as exterior surfaces of doors to the Premises, exterior windows and the like are subject to the control of Landlord. Tenant shall not modify, deface, mark upon, affix any sign to, or otherwise use any of said areas without the express prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed.

8.g. Tenant acknowledges that any modification, penetration or alteration to a fire-rated door, doorframe or other fire-rated structures may cause such improvements to lose their fire-rating. Tenant shall be responsible for any charge or cost incurred by Landlord in correcting or repairing any damage done to such improvements by Tenant or on its behalf In particular, Tenant shall not install any locks, deadbolts or other penetration of such doors or frames without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed.

9. COMPLIANCE WITH LAW. Tenant shall not use the Premises or permit anything to be done in or about the Premises which will in any way conflict with any law, statute, ordinance or governmental rule or regulation now in force or which may hereafter be enacted or promulgated. Tenant shall comply at Tenant’s sole cost with any direction of any governmental authority having jurisdiction which shall, by reason of the nature of Tenant’s specific use of the Premises (as opposed to office use in general), impose any duty upon Tenant or Landlord with respect to the Premises or with respect to the use or occupation thereof. The judgment of any court of competent jurisdiction or the admission of Tenant in any action against Tenant, whether Landlord be a party thereto or not, that Tenant has violated any law, statute, ordinance or governmental rule, regulation or requirement, shall be conclusive of that fact as between the Landlord and Tenant.

10. ALTERATIONS AND ADDITIONS.

10.a. Except for non-structural, interior changes that do not cost in the aggregate more than $3,000 in any calendar year, which changes shall not require the prior consent of Landlord or the delivery of plans and specifications to Landlord, before proceeding with any change (exclusive only of changes to items constituting Tenant’s personal property), Tenant shall submit to Landlord plans and specifications for the work to be done, which shall in all cases require Landlord’s prior written approval, not to be unreasonably withheld, conditioned, or delayed. In the event Landlord consents to the making of any alterations, additions or improvements to the Premises by Tenant, the same shall be made by Tenant at Tenant’s sole cost and expense in accordance with all building code and other governmental requirements and pursuant to any required permits or licenses. Any contractor or person selected by Tenant to make the same must be qualified, licensed and first approved of in writing by the Landlord. All articles of personal property and all business and trade fixtures, machinery and equipment, furniture and movable partitions owned by Tenant or installed by Tenant at its expense in the Premises shall be and remain the property of Tenant. Tenant may remove such items at Tenant’s sole cost and expense. Tenant shall forthwith and with all due diligence remove any wiring or cabling installed in the Premises or in shafts, ducts or portions of the Common Areas, and Tenant shall, forthwith and with all due diligence at its sole cost and expense, repair any damage to the Premises caused by such removal. Tenant shall restore and repair all damage to the Premises caused by such removal, and shall otherwise perform such removal in accordance with Landlord’s reasonably imposed scheduling and other requirements. If Tenant shall fail to remove all of its effects from said Premises upon termination of this Lease for any cause whatsoever, Landlord may, at its option, remove and store the same in the manner required by law. Tenant agrees to pay Landlord upon demand any and all reasonable expenses incurred in such removal, including court costs and reasonable attorneys’ fees and storage charges on such effects for any length of time that the same shall be in Landlord’s possession, or Landlord may, at its option, sell said effects in the manner permitted by law. In no event shall Tenant be required to remove the Initial Improvements.

10.b. Except as provided in Section 11 and Section 22 of this Lease, Landlord shall not be responsible for making any improvements, changes, alterations or additions to the Premises either prior to or during the Term.

11. REPAIRS.

11.a. By taking possession of the Premises, Tenant shall be deemed to have accepted the Premises as being in good, sanitary order, condition and repair and Tenant accepts same “as is”. Tenant shall, at Tenant’s sole cost and expense, keep the Premises and every part thereof in substantially the same condition and repair as exists as of the Commencement Date, excepting ordinary wear and tear and Landlord’s repair obligations under the Lease. The foregoing maintenance and repair obligations of Tenant include all non-structural facilities exclusively serving the Premises, including without limitation, all interior electrical and plumbing, all telephone, computer and electronic equipment and lines, carpeting and floor coverings, wall coverings, ceilings and ceiling tiles, paint, doors, locks, and repairs required as a result of forced entry of the Premises and interior lighting and fixtures. Tenant shall also be solely responsible for the repair and maintenance of all fixtures, furniture or equipment brought onto the Premises by Tenant.

11.b. Tenant understands that any required or requested services by Tenant (excluding normal and customary janitorial and security services to be provided by Landlord hereunder) by Building personnel at the Premises shall be at Landlord’s reasonable discretion and prior approval and at Tenant’s cost and expense. Landlord shall charge and bill Tenant for all such services, including materials, at rates determined by Landlord from time to time. Tenant shall pay for all such services promptly following receipt of Landlord’s invoice therefore.

11.c. Subject to the provisions of Section 22, Landlord shall repair and maintain the structural portions of the Building, the Common Areas, and the Parking Areas, including but not limited to main plumbing and utility lines, air conditioning, heating, and electrical systems, installed or furnished by Landlord, unless such maintenance and repairs are caused in part or in whole by the negligence of Tenant, its agents, servants, employees or invitees, in which case Tenant shall pay to Landlord the reasonable cost of such maintenance and repairs. Notwithstanding the foregoing, Tenant shall be responsible for maintaining and clearing all sewer and plumbing lines connected to facilities or systems in the Premises, unless such obstructions shall occur in a building-wide main.

11.d. Landlord shall not be liable for any failure to make any such repairs or to perform any maintenance unless such failure shall persist for an unreasonable time (but in no event less than 48 hours) after written notice of the need of such repairs or maintenance is given to Landlord by Tenant. Except as provided in Section 22 hereof, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Building or the Premises or in or to fixtures, appurtenance and equipment therein. Except as provided in Section 23.d. of this Lease, Tenant waives the right to make repairs at Landlord’s expense under any law, statute or ordinance now or hereafter in effect.

11.e. Tenant shall upon the expiration or sooner tenranation of this Lease surrender the Premises to the Landlord in substantially the same condition as when received but subject to other terms of this Lease, reasonable wear and tear and Landlord’s repair obligations under this Lease excepted.

11.f. Except as provided in Section 23.d. of this Lease, Tenant shall have no right to repair or contract for any repairs or maintenance at Landlord’s expense without Landlord’s prior written consent. Any such repairs performed by Tenant or by Tenant’s agent at Tenant’s request without Landlord’s prior written approval shall be at Tenant’s sole expense, except where such repairs are made pursuant to Section 23.d. of this Lease.

12. LIENS. Tenants shall keep the Premises and the property of which the Premises are a part free from any liens arising out of any work performed, materials furnished or obligations incurred by Tenant. Notwithstanding any other provision in this Lease to the contrary, if any such liens are filed and not discharged or bonded over, provided such bond removes any cloud on Landlord’s title, by Tenant within 20 days of such filing, Landlord may, without waiving its rights and remedies based on such breach of Tenant and without releasing Tenant from any of its obligations, cause such liens to be released by any means it shall deem proper, including payment in satisfaction of the claim, giving rise to such lien. Thereafter Tenant shall promptly pay to Landlord, upon notice by Landlord, any sum paid by Landlord to remove such liens, together with interest at the maximum rate per annum permitted by law from the date of such payment by Landlord.

13. ASSIGNMENT AND SUBLETTING. Except as expressly provided below, Tenant shall not voluntarily assign its interest in this Lease or sublet the Premises, or allow any other person or entity to occupy or use all or any part of the Premises, without first obtaining Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed (the foregoing assignments or sublets are hereinafter sometimes referred to as “Transfer(s)”). Any Transfer without Landlord’s prior written consent shall be voidable, at Landlord’s election.

13.a. Tenant shall not either voluntarily or by operation of law assign its interest in this Lease and shall not sublet the Premises or any part thereof, or suffer any other person (except the employees, agents, servants and invitees of Tenant) to occupy or use the Premises, or any portion thereof, without first obtaining the written consent of Landlord. Without in any way limiting Landlord’s right to refuse to consent to any assignment of this Lease or subletting of the Premises, Landlord reserves the right to refuse to give such consent if in Landlord’s discretion and opinion (i) the use of the Premises is or may be in any way adversely affected; (ii) the business reputation of the proposed assignee or subtenant is deemed unacceptable; or (iii) the financial worth and/or credit worthiness of the proposed assignee or subtenant is insufficient to meet the obligations hereunder or is less than that of Tenant, Landlord may withhold or deny its consent with respect to any proposed assignment or subletting to a third (3rd) party that is already a tenant in the Building.

Notwithstanding the foregoing or anything to the contrary in this Lease, Tenant shall have the right, at any time and from time to time, to assign its interest in this Lease, or to sublet the Premises, without Landlord’s consent and without being subject to the Landlord’s termination rights, as set forth in this Section 13, to (i) an entity which controls, or is under common control with Tenant; (ii) the surviving entity of any merger or consolidation involving Tenant; or (iii) any entity which purchases all or substantially all of Tenant’s assets and has a financial worth and/or credit worthiness sufficient to meet the obligations created by this Lease (each, a “Permitted Transferee”); provided, however, Tenant shall give prompt written notice of such an assignment or sublease to Landlord and, in connection with an assignment, the assignee entity shall execute such reasonable documentation as Landlord may request confirming the assignee entity’s assumption of this Lease. Moreover, Tenant shall have the right, at any time and from time to time (i) to engage in a “going public transaction” of any kind or nature whatsoever, or (ii) for all or any portion of the voting or other securities of Tenant to be sold or transferred, in each case, without Landlord’s prior written consent and without being subject to the Landlord’s termination rights as set forth in this Section 13.

For the avoidance of doubt, and notwithstanding any provisions to the contrary set forth in this Lease, none of the transactions contemplated by the paragraph immediately preceding shall constitute “Transfers” or be subject to any limitations or restrictions.

No consent by Landlord to any Transfer (or any assignment of Tenant’s interest in this Lease or sublease of the Premises to a Permitted Transferee) shall release Tenant from Tenant’s obligations under this Lease.

No later than forty-five (45) days prior to the effective date of a proposed Transfer, Tenant shall (i) notify Landlord in writing of Tenant’s intent to enter into a Transfer, (ii) provide Landlord with the name of the proposed assignee or sublessee, (iii) provide Landlord with all reasonably requested financial documentation of the proposed assignee or sublessee, and (iv) provide Landlord with the terms and conditions of Tenant’s proposed assignment of Tenant’s interest in this Lease or subletting of the Premises (collectively, the “Transfer Documents”). Upon Landlord’s receipt of the Transfer Documents, Landlord shall, within thirty (30) days of its receipt of the Transfer Documents, elect one of the following options: (i) consent to such proposed Transfer; (ii) refuse such consent, which refusal, shall be on reasonable grounds and set forth in a written notice delivered by Landlord to Tenant; or (ii) elect to terminate this Lease; provided, however, that Landlord shall not have the right to terminate this Lease in connection with Tenant subletting the Premises unless the sublease is for the entire Premises (or balance of the Premises if Tenant previously subleased a portion of the Premises) and for the balance of the Term. If Landlord elects option (i) above, final approval of any proposed Transfer is contingent upon Lender’s approval of such Transfer. Landlord shall provide Tenant with a written notice inforrning Tenant of Lender’s approval or denial of Tenant’s request of a proposed Transfer within forty-five (45) days from Landlord’s receipt of the Transfer Documents.

In the event that Landlord elects to terminate this Lease by reason of a proposed Transfer, Landlord shall give such election (“Recapture Notice”) to Tenant within thirty (30) days after receipt of the Transfer Documents. The Recapture Notice, if given, shall, in addition to stating Landlord’s election to terminate this Lease, state the date of termination of the Lease, which, in no event, shall be earlier than sixty (60) days following the date on which the Recapture Notice is given.

14. HOLD HARMLESS.

14.a. Tenant shall indemnify and hold Landlord and its officers, employees, agents and contractors harmless against and from any and all claims arising from Tenant’s occupancy or use of the Premises or the conduct of its business or from any activity, work, or other thing done, permitted or suffered by Tenant in or about the Building and shall further indemnify and hold harmless Landlord and its officers, employees, agents and contractors against and from any and all claims arising from any act or negligence of the Tenant, or any officer, agent, employee, guest, or invitee of Tenant, and from all and against all cost, attorney’s fees, expenses and liabilities incurred in or about any such claims or any action or proceeding brought thereon. If any cause, action or proceeding be brought against Landlord by reason of any such claim, Tenant upon notice from Landlord shall defend the same at Tenant’s expense by counsel reasonably satisfactory to Landlord, Tenant, as a material part of the consideration to Landlord, hereby assumes all risk of damage to property or injury to persons, in, upon or about the Premises, from any cause other than Landlord’s negligence or willful or intentional misconduct, and Tenant hereby waives all claims in respect thereof against Landlord, except to the extent such claims are based on or result from Landlord’s negligence or willful or intentional misconduct. Landlord hereby agrees to defend, indemnify, protect and hold Tenant and its officers, employees, agents and contractors harmless against and from any and all loss, cost (including reasonably incurred attorneys’ fees), damage or liability to the extent arising in whole or in part out of the negligence or willful misconduct of Landlord or Landlord’s employees and from and against all costs, reasonable attorneys’ fees, expenses and liabilities incurred for such claim or any action or proceeding brought thereon, except to the extent caused by Tenant’s negligence or willful misconduct. In case any action or proceeding is brought against Tenant and/or any of Tenant’s officers, employees, agents or contractors by reason of any such claim, Landlord upon notice from Tenant hereby agrees to defend such claim at Landlord’s expense by counsel reasonably satisfactory to Tenant.

14.b. Except to the extent such losses or damages result from the negligence or willful misconduct of Landlord or its agents, neither Landlord nor its agents shall be liable for (1) injury to Tenant, its employees, agents invitees or other persons, or (2) any damage to or loss of property entrusted to employees of the Building, or resulting from any cause including, without limitation, theft, fire, collapse, explosion, falling materials, steam, gas, electricity, mold, hazardous substances, water or rain which may leak into or from any part of the Building or from the pipes, appliances or plumbing works therein or from the roof, street or sub surface or from any other place resulting from dampness or any other cause whatsoever. Except to the extent such losses or damages result from the negligence or willful misconduct of Landlord or its agents, neither Landlord nor its agents shall be liable for interference with the light or other incorporeal hereditament, or for loss of business by Tenant, nor shall Landlord be liable for any latent defect in. the Premises or in the Building. Tenant shall give prompt written notice to Landlord in case of fire, accident, or dangerous condition in the Premises or in the Building of which Tenant becomes aware. Notwithstanding anything herein to the contrary, neither Tenant nor any partner, director, officer, member, agent, servant or employee of Tenant shall be liable for indirect, special, punitive or consequential damages, including lost profits, of Landlord or any person claiming through or under Landlord.

15. WAIVER OF SUBROGATION. Landlord and Tenant hereby release each other and each other’s employees, agents, customers and invitees from any and all liability for any loss, damage or injury to property occurring in, on or about or to the Premises, improvements to the Building or personal property within the Building, by reason of fire or other casualty which are covered by “all risks” property insurance policies. Because the provisions of this paragraph will preclude the assignment of any claim mentioned herein by way of subrogation or otherwise to an insurance company or any other person, each party to this Lease shall give to each insurance company which has issued to it one or more policies of fire and extended coverage insurance notice of the terms of the mutual releases contained in this paragraph, and have such insurance policies properly endorsed, if necessary, to prevent the invalidation of insurance coverages by reason of the mutual releases contained in this paragraph.

16. INSURANCE.

16. a. Tenant shall at Tenant’s expense obtain and keep in force a commercial general liability policy of insurance protecting Tenant and Landlord as an additional insured against claims for bodily injury, personal injury and property damage based upon or arising out of the use, occupancy, or maintenance of the Premises and all areas appurtenant thereto. Such insurance shall be on an occurrence basis providing single limit coverage in an amount not less than $2,000,000 per occurrence with an annual aggregate of not less than $4,000,000.

Tenant shall add Landlord as an additional insured by means of an endorsement at least as broad as the Insurance Service Organization’s “Additional Insured-Managers or Landlord’s of Premises” Endorsement (known as ISO CG2011 or its equivalent) and coverage shall also be extended to include damage caused by smoke, fumes, vapor or soot produced by or originating from equipment that is used to heat, cool, or dehumidify the Building, or equipment that is used to heat water for personal use, by the Building’s occupants, or their guests, and bodily injury or property damage arising out of heat, smoke, or fumes from a hostile fire (also known as ISO Form CG 2165 12 04 or its equivalent).

The policy shall not contain any intra-insured exclusions as between insured persons or organizations, but shall include coverage for liability assumed under this Lease as an “insured contract” for the performance of Tenant’s indemnity obligations under this Lease.

The limits of said insurance shall not, however, limit the liability of Tenant nor relieve Tenant of any obligation hereunder. Tenant shall provide an endorsement on its liability policy(ies) which provides that its insurance shall be primary to and not contributory with any similar insurance earned by Landlord, whose insurance shall be considered excess insurance only.

If Tenant shall fail to procure and maintain said insurance, Landlord may, but shall not be required to, procure and maintain same, but at the expense of Tenant. Insurance required hereunder shall be in companies rated ‘A+’ or better in “Best’s Insurance Guide” Tenant shall deliver to Landlord prior to occupancy of the Premises copies of policies of insurance required herein or certificate evidencing the existence and amounts of such insurance with additional, named insured and loss payable clauses satisfactory to Landlord. No policy shall be cancelable or subject to reduction of coverage or non-renewal except after ten (10) days prior written notice to Landlord. If for any reason, Tenant shall fail to provide or maintain such insurance, Tenant shall be primarily liable for all risks covered by such insurance as if Tenant was the insurer thereunder.

16.b. Tenant shall at all times maintain in full force and effect a policy or policies of contents and business interruption insurance insuring against all risks, including, without limitation, wind, hail, fire, backup of water through drains, pipes and flues, and covering all of Tenant’s operations, personal property, tenant improvements, fixtures, equipment, and other property which may be situated at the Premises at any time (the “Contents”). In the event of any damage of Tenant’s property resulting from any cause, except for any damage caused by Landlord’s negligence or willful or intentional misconduct, Tenant’s sole recourse shall be against said insurer, and not Landlord. Such insurance shall be primary and non-contributing with any insurance maintained by Landlord. In the event Tenant fails to maintain such insurance, Tenant shall be deemed a self-insurer and shall be solely responsible for such loss or damage, regardless of the cause thereof.

16.c. Tenant shall be solely responsible for providing property and collision insurance for each and every vehicle owned, leased or in the control of Tenant, its employees, invitees or agents. Any vehicle parked in the Building or adjacent parking lot owned by Landlord shall be in the Building or lot at Tenant’s sole risk. Except where loss or damage is caused by Landlord’s gross negligence or intentional or willful misconduct, Landlord shall in no event be responsible for any loss or damage to any vehicle so parked and Tenant and/or other owners shall look solely to its/their insurance in the case of loss or damage. The waiver of subrogation provisions of Section 15 shall specifically apply in the event of any such loss or damage.

16.d. Tenant shall be solely responsible for carrying worker’s compensation insurance as required by law and shall furnish to Landlord certificates evidencing the same.

16.e. At all times during the Term, Landlord shall maintain property damage insurance covering the Building (but excluding any of Tenant’s personal property) and all other improvements in and about the Common Areas in which Landlord may have an insurable interest, for full replacement value, providing protection against any peril included within the classification “All Risk” or “Special Causes of Loss”, inclusive of standard fire and extended coverage insurance, including endorsements against vandalism, malicious mischief and other perils. Such coverage shall be in such amounts, from such companies, and on such other terms and conditions, as Landlord may from time to time reasonably determine, provided the coverage and amounts of insurance carried by Landlord in connection with the Building shall at a minimum be comparable to the coverage and amounts of insurance which are carried by reasonably prudent landlords of buildings comparable to and in the vicinity of the Building.

16.f. At all times during the Term, Landlord shall maintain commercial general liability insurance against any and all claims for bodily injury and property damage occurring in, or about the Building. Such coverage shall be in such amounts, from such companies, and on such other terms and conditions, as Landlord may from time to time reasonably determine, provided the coverage and amounts of insurance carried by Landlord in connection with the Building shall at a minimum be comparable to the coverage and amounts of insurance which are carried by reasonably prudent landlords of buildings comparable to and in the vicinity of the Building.

17. SERVICES AND UTILITIES.

17.a. Subject to limitations imposed by all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating and air conditioning (“HVAC”) when necessary for normal comfort for normal office use in the Premises from 7:00 A.M. to 6:00 P.M. Monday through Friday (collectively, the “Building Hours”), except for the date of observation of New Year’s Day, Independence Day, Labor Day, Memorial Day, Thanksgiving Day, Christmas Day and, at Landlord’s discretion, other locally or nationally recognized holidays which are observed by other buildings comparable to and in the vicinity of the Building (collectively, the “Holidays”). Subject to the terms of Section 17.c, below, Landlord shall provide such services during such other times as Tenant may request.

Landlord shall provide adequate electrical power, wiring and facilities for connection to Tenant’s lighting fixtures, customary general office equipment and machinery, and incidental use equipment (together with Building standard bulbs, starters and ballasts for the number of any such foregoing items existing in the Premises as of the date of this Lease), provided that (i) the connected electrical load of the incidental use equipment does not exceed an average of two (2) watts per usable square foot of the Premises during Building Hours, calculated on a monthly basis, and the electricity so furnished for incidental use equipment will be at a nominal one hundred twenty (120) volts and no electrical circuit for the supply of such incidental use equipment will require a current capacity exceeding twenty (20) amperes; and (ii) the connected electrical load of Tenant’s lighting fixtures does not exceed an average of one (1) watt per usable square foot of the Premises during Building Hours, calculated on a monthly basis, and the electricity so furnished for Tenant’s lighting will be at a nominal two hundred seventy-seven (277) volts, which electrical usage shall be subject to applicable laws and regulations. Tenant shall bear the cost of replacement of lamps, starters and ballasts for non-Building standard lighting fixtures within the Premises.

Landlord shall provide city water from the regular Building outlets for drinking, lavatory and toilet purposes in the Common Areas (to the extent located therein).

Landlord shall provide janitorial services to the Premises five (5) days a week, except the date of observation of the Holidays, in and about the Premises and window washing services in a manner consistent with other comparable buildings in the vicinity of the Building. Landlord shall provide at least one (1) woman’s restroom and one (1) man’s restroom for Tenant’s use and located on the floor upon which the Premises are located.

Landlord shall provide nonexclusive, non-attended automatic passenger elevator service to the Premises during the Building Hours and shall have one elevator available to the Premises at all other times, including on the Holidays.

Landlord shall provide nonexclusive freight elevator service to the Premises subject to scheduling by Landlord.

Tenant shall reasonably cooperate with Landlord and abide by all regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the HVAC, electrical, mechanical and plumbing systems.

17.b. Landlord shall not be liable for, and Tenant shall not be entitled to, any reduction of rental by reason of Landlord’s failure to furnish any of the foregoing when such failure is caused by accident, breakage, repairs, strikes, lockouts or other labor disturbances or labor disputes of any character, or by any other cause beyond Landlord’s control. Landlord shall not be liable under any circumstances for a loss of or injury to property, however occurring, through or in connection with or incidental to failure to furnish any of the foregoing utilities or services. Landlord shall use commercially reasonable efforts to restore any loss of service or diminution in the quality or quantity thereof within a commercially reasonable time period.

17.c. Tenant shall not, without Landlord’s prior written consent, use heat-generating machines, machines other than normal fractional horsepower office machines, or equipment or lighting other than Building standard lights in the Premises, which may affect the temperature otherwise maintained by the air conditioning system or increase the water normally furnished for the Premises by Landlord pursuant to the terms of Section 17.a. of this Lease. If Tenant uses water, electricity, heat or air conditioning in excess of that supplied by Landlord pursuant to Section 17.a. of this Lease, Tenant shall pay to Landlord, upon billing, the actual cost of such excess consumption, the cost of the installation, operation, and maintenance of equipment which is installed in order to supply such excess consumption, and the cost of the increased wear and tear on existing equipment caused by such excess consumption; and Landlord may install devices to separately meter any increased use and in such event Tenant shall pay the increased cost directly to Landlord, on demand, at the rates charged by the public utility company furnishing the same, including the cost of installing, testing and maintaining of such additional metering devices. If Tenant desires to use heat, ventilation or air conditioning during hours other than those for which Landlord is obligated to supply such utilities pursuant to the terms of Section 17.a of this Lease, Tenant shall give Landlord such prior notice, if any, as Landlord shall from time to time reasonably establish as appropriate, of Tenant’s desired use in order to supply such utilities, and Landlord shall supply such utilities to Tenant at such hourly cost per zone to Tenant (which shall be treated as additional rent) as Landlord shall from time to time reasonably establish.

17.d. If the Building is equipped with any security entry system or alarm system, Tenant shall comply with all rules and regulations propounded by Landlord relating to such system(s). In the event any additional security cost is incurred by Landlord due to Tenant’s activities in the Building or pursuant to Tenant’s request for such additional security, Landlord may charge Tenant for such costs. Landlord shall not be responsible for any injury, loss or damage resulting from the failure or misuse of such system(s). On-site security personnel is currently provided to the Building from 2 p.m. to 6 p.m. Monday through Fridays only. Any Tenant requested increase to such on-site security personnel shall be at Tenant’s sole cost and expense. Notwithstanding anything herein to the contrary, subject to Landlord’s prior approval of the plans and specifications therefor (not to be unreasonably withheld, conditioned, or delayed), Tenant shall have the right, at Tenant’s sole cost and expense, to install and maintain a security system within the Premises, provided such system is compatible with the Building’s security system and such system does not impede Landlord’s access as defined in Section 21 of this Lease; provided further, Landlord shall have no liability for such supplemental security system, and Tenant removes the same at Landlord’s request upon expiration or earlier termination of this Lease.

17.e. Tenant shall only connect equipment to conforming electrical outlets in the Premises and shall not utilize any extension cord or other non standard connection, except that power surge protectors may be used by Tenant in accordance with applicable government requirements.

18.	PROPERTY AND RENT TAXES.

18.a. Tenant shall pay, or cause to be paid, before delinquency, any and all taxes levied or assessed and which become payable during the term hereof upon all Tenant’s leasehold improvements, equipment, furniture, trade fixtures and personal property located in the Premises. In the event any or all of Tenant’s leasehold improvements, equipment, furniture, trade fixtures and personal property shall be assessed and taxed with the Building, Tenant shall pay to Landlord its share of such taxes within ten (10) days after delivery to Tenant by Landlord of a statement in writing setting forth the amount of such taxes applicable to Tenant’s property. Notwithstanding the foregoing, at Tenant’s sole cost and expense and at no expense or cost to Landlord, Tenant shall have the right, in the name of Landlord and with Landlord’s full cooperation, to bring a good faith suit in any court of competent jurisdiction to recover the amount of any such taxes so paid under protest, any amount so recovered to belong to Tenant.

18.b. In the event any governmental agency invokes or levies any so called “rent tax” or “gross receipts tax” measured by the amount of rental and other charges paid by Tenant hereunder, then, in addition to all other charges levied hereunder, Tenant shall pay to Landlord, when invoiced, the amount of such tax or charge.

19.    RULES AND REGULATIONS. Tenant shall faithfully observe and comply with the “Rules and Regulations”, a copy of which is attached hereto. Landlord reserves the right from time to time to make all reasonable modifications to said Rules and Regulations. The additions and modifications to those Rules and Regulations shall be binding upon Tenant upon delivery of a copy of them to Tenant. Landlord shall use commercially reasonable efforts to cause all other tenants of the Building to observe and comply in all material respects with the Rules and Regulations; provided, however, Landlord shall not be responsible to Tenant for the nonperformance of any said Rules and Regulations by any other tenants or occupants.

20.    HOLDING OVER. If Tenant remains in possession following expiration or earlier termination of the Lease term, such holding over and Tenant’s right to possession shall terminate upon ten (10) days written notice from Landlord. Such holding over shall be upon all of the terms hereof, except as to the term hereof and the fixed minimum Base Rent which shall be at a rate of 150% of the fixed minimum Base Rental for the month immediately preceding the Lease termination date.

21.    ENTRY BY LANDLORD.

21.a. Landlord reserves and shall at any and all reasonable times have the right to enter the Premises, inspect the same (provided that Tenant shall have the right to require that Landlord be accompanied by a representative of Tenant during such entry, except in the case of emergency), supply janitorial services, post notices of non-responsibility, show the Premises to prospective purchasers or mortgagors/lenders, and, solely during the last nine (9) months of the Term of this

Lease (unless a Tenant Default has occurred), to show the Premises to prospective tenants, to alter, improve or repair the Premises and any portion of the Building of which the Premises are a part that Landlord may deem necessary or desirable, all without abatement of rent, and may for that purpose erect scaffolding and other necessary structures where reasonably required by the character of the work to be performed, always providing that the entrance to the Premises shall not be unreasonably obstructed thereby and provided that the business of Tenant shall be interfered with as little as is reasonably practicable. Landlord will provide Tenant with at least two (2) business days’ prior notice (except in the case of an emergency) of any of the actions set forth in this Section 21.a. to be taken by Landlord if such action will substantially interfere with Tenant’s ability to (i) conduct business in the Premises, (ii) gain access to and from the Premises, or (iii) use or have access to and egress from the parking area. All other entries shall require at least one (1) business day advance notice. Landlord shall use commercially reasonable efforts to ensure that the performance of any work of repairs or alterations described herein shall not materially interfere with Tenant’s use of or access to the Premises (or any portion thereof) or the Common Areas for Tenant’s business purposes (such efforts to include, to the extent possible, limiting the performance of any such work which might be disruptive to weekends or the evening and the cleaning of any work area prior to the commencement of the next business day).

Tenant hereby waives any claim for damages or for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby, except to the extent caused by Landlord’s negligence or willful misconduct or Landlord’s breach of this Lease. For each of the aforesaid purposes, Landlord may at its discretion at all times have and retain a key with which to unlock all of the doors in, upon and about the Premises, excluding Tenant’s vaults, safes and files, and Landlord at its discretion has the right to use any and all means which Landlord may deem proper to open said doors in an emergency, in order to obtain entry to the Premises without liability to Tenant. Any entry to the Premises obtained by Landlord by any of said means shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction of Tenant from the Premises or any portion thereof.

21.b. Tenant understands and acknowledges that janitorial and maintenance services for the Building, the Premises, and the Parking Areas may be performed by outside independent contractors, and not by Landlord or its employees. Except in the case where Landlord has been negligent in its hiring of such outside independent contractors, Landlord shall not be liable to Tenant or any other party for any injury to person or damage to or loss of or theft of any of Tenant’s property resulting from such independent service providers, nor shall Tenant be entitled to any offset of Base Rent or any other charges resulting from such damage or loss.

22.	DAMAGE AND DESTRUCTION.

22.a. In the event the Premises or the Building are damaged as a result of any cause whether or not covered by fire and extended coverage insurance, Landlord shall forthwith repair the same, provided the extent of the destruction be less than ten percent (10%) of the then full replacement cost of the Premises (in the case of damages solely to the Premises) or less than two percent (2%) of the then full replacement cost of the Building (in case of damages to the Building). In the event the destruction of the Premises or the Building is to an extent greater than the foregoing percentage of the full replacement cost, then Landlord shall have the option; (1) to repair or restore such damage, this Lease continuing in full force and effect, but the rent to be reduced by a proportionate amount, based upon the extent, if any, to which such damage materially interfered with the business carried on by the Tenant in the Premises; or (2) give notice to Tenant at any time within one hundred eighty (180) days after such damage terminating this Lease as of the date specified in such notice, which date shall be no less than thirty (30) and no more than sixty (60) days after the giving of such notice. In the event of giving such notice, this Lease shall expire and all interest of the Tenant in the Premises shall terminate on the date so specified in such notice.

22.b. If this Lease is not terminated, Landlord shall not be required to repair any damage or to replace any panels, decoration, office fixtures, floor covering, partitions, or any other property installed in the Premises by Tenant. Tenant shall not be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises, Tenant’s personal property, or any inconvenience or annoyance occasioned by such damage, repair, construction or restoration, Tenant’s sole recourse shall be to the insurance maintained by Tenant under Section 16 of this Lease. Tenant shall, at its sole cost, be responsible for removing all fixtures, furnishings and equipment to permit Landlord access to areas of the Premises in need of restoration or repair, and the reinstallation thereof following restoration or repair.

22.c. Notwithstanding anything to the contrary contained in this Section, either Landlord or Tenant may terminate this Lease if the Premises or any portion of the Common Areas material to Tenant’s use of or access to the Premise is damaged by fire or other casualty and Landlord’s reasonable estimate of the period required to repair such damage exceeds ninety (90) days and such damage or casualty occurs during the last twelve (12) months of the Term of this Lease (or the Term of any renewal option, if applicable) by giving the other notice thereof at any time within thirty (30) days following the occurrence of such damage or casualty. Such notice shall specify the date of termination, which date shall not be less than thirty (30) nor more than sixty (60) days following the date on which such notice of termination is given. This Lease shall expire and all interest of Tenant in the Premises shall terminate on the date so specified in such termination notice and the Rent shall be paid to the date of such termination.

23.	DEFAULT AND REMEDY

23.a. Default. The occurrence of any of the following shall be a “Tenant Default”:

(i) Tenant fails to pay any rent or other amount due hereunder within ten (10) days after the same is due.

(ii) Tenant fails to perform or observe any other term, condition, covenant or obligation required under this Lease for a period of thirty (30) days after written notice thereof from Landlord; provided, however, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required to cure, then such default shall be deemed to have been cured if Tenant commences such performance within said thirty (30) day period and thereafter diligently completes the required action within no more than ninety (90) days thereafter.

(iii) Intentionally Omitted.

(iv) Tenant shall assign or sublet all or a portion of the Premises in contravention of the provisions of Section 13 of this Lease.

(v) All or substantially all of Tenant’s assets in the Premises or Tenant’s interest in this Lease are attached or levied under execution (and Tenant does not discharge the same within sixty (60) days thereafter); a petition in bankruptcy, insolvency or for reorganization or arrangement is filed by or against Tenant (and Tenant fails to secure a stay or discharge thereof within sixty (60) days thereafter); Tenant is insolvent and unable to pay its debts as they become due; Tenant makes a general assignment for the benefit of creditors; Tenant takes the benefit of any insolvency action or law; the appointment of a receiver or trustee in bankruptcy for Tenant or its assets if such receivership has not been vacated or set aside within thirty (30) days thereafter; or, dissolution or other termination of Tenant’s corporate charter if Tenant is a corporation.

23.b. Intentionally Omitted.

23.c. Remedies. Upon the occurrence of any Tenant Default, Landlord shall have the following rights and remedies, in addition to those stated elsewhere in this Lease and those allowed by law or in equity, any one or more of which may be exercised without further notice to Tenant:

(i) Landlord may re-enter the Premises and cure any Tenant Default, and Tenant shall reimburse Landlord as additional rent for any costs and expenses which Landlord thereby incurs; and Landlord shall not be liable to Tenant for any loss or damage which Tenant may sustain by reason of Landlord’s action.

(ii) Without terminating this Lease, Landlord may terminate Tenant’s right to possession of the Premises, and thereafter, neither Tenant nor any person claiming under or through Tenant shall be entitled to possession of the Premises, and Tenant shall immediately surrender the Premises to Landlord, and Landlord may re-enter the Premises and dispossess Tenant and any other occupants of the Premises by any lawful means and may remove their effects, without prejudice to any other remedy that Landlord may have, Upon termination of possession, Landlord may (a) re-let all or any part thereof for a term different from that which would otherwise have constituted the balance of the Lease term and for rent and on terms and conditions different from those contained herein, whereupon Tenant shall be immediately obligated to pay to Landlord an amount equal to the present value (discounted at the prime rate) of the difference between the rent provided for herein and that provided for in any lease covering a subsequent re-letting of the Premises, for the period which would otherwise have constituted the balance of the Term (the “Accelerated Rent Difference”), or (b) without re-letting, declare the present value (discounted at the prime rate) of all rent which would have been due under this Lease for the balance of the Term to be immediately due and payable as liquidated damages (the “Accelerated Rent”). Upon termination of possession, Tenant shall be obligated to pay to Landlord (a) the Accelerated Rent Difference or the Accelerated Rent, whichever is applicable, (b) all loss or damage that Landlord may sustain by reason of the Tenant Default (“Default Damages”), which shall include, without limitation, expenses of preparing the Premises for reletting, demolition, repairs, tenant finish improvements, brokers’ commissions and attorneys’ fees, and (c) all unpaid Base Rent and additional rent that accrued prior to the date of termination of possession, plus any interest and late fees due hereunder (the “Prior Obligations”).

(iii) Landlord may terminate this Lease and declare the Accelerated Rent to be immediately due and payable, whereupon Tenant shall be obligated to pay to Landlord (a) the Accelerated Rent, (b) all of Landlord’s Default Damages, and (c) all Prior Obligations. It is expressly agreed and understood that all of Tenant’s liabilities and obligations set forth in this subsection (iii) shall survive termination.

(iv) Landlord and Tenant acknowledge and agree that the payment of the Accelerated Rent Difference or the Accelerated Rent as set above shall not be deemed a penalty, but merely shall constitute payment of liquidated damages, it being understood that actual damages to Landlord are extremely difficult, if not impossible, to ascertain. Neither the filing of a dispossessory proceeding nor an eviction of personalty in the Premises shall be deemed to terminate the Lease.

(v) Landlord may sue for injunctive relief or to recover damages for any loss resulting from a Tenant Default.

23.d. Landlord’s Default and Tenant’s Remedies. Landlord shall be in default (“Landlord Default”) if it fails to perform any term, condition, covenant or obligation required under this Lease for a period of thirty (30) days after written notice thereof from Tenant to Landlord; provided, however, that if the term, condition, covenant or obligation to be performed by Landlord is such that it cannot reasonably be performed within thirty (30) days, such default shall be deemed to have been cured if Landlord commences such performance within said thirty-day period and thereafter diligently undertakes to complete the same. Upon the occurrence of a Landlord Default, Tenant may, in addition to any other remedies available at law or in equity, cure such Landlord Default at Landlord’s expense. All money spent, or costs incurred, by Tenant in curing a Landlord Default shall, at Tenant’s sole discretion, (i) be immediately due and payable, together with an additional overhead charge of ten percent (10%) or (ii) be set off against any Rent due hereunder. Tenant shall not be entitled to terminate this Lease or obtain consequential, punitive or special damages in connection with a Landlord Default hereunder.

23.e. Limitation of Landlord’s Liability. If Landlord shall fail to perform any term, condition, covenant or obligation required to be performed by it under this Lease and if Tenant shall, as a consequence thereof, recover a money judgment against Landlord, Tenant agrees that it shall look solely to Landlord’s right, title and interest in and to the Building for the collection of such judgment; and Tenant further agrees that no other assets of Landlord shall be subject to levy, execution or other process for the satisfaction of Tenant’s judgment.

23.f. Nonwaiver of Defaults. Neither party’s failure or delay in exercising any of its rights or remedies or other provisions of this Lease shall constitute a waiver thereof or affect its right thereafter to exercise or enforce such right or remedy or other provision. No waiver of any default shall be deemed to be a waiver of any other default. Landlord’s receipt of less than the full rent due shall not be construed to be other than a payment on account of rent then due, nor shall any statement on Tenant’s check or any letter accompanying Tenant’s check be deemed an accord and satisfaction. No act or omission by Landlord or its employees or agents during the Lease Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such a surrender shall be valid unless in writing and signed by Landlord.

23.g. Intentionally Omitted.

24. INTENTIONALLY OMITTED.

25. EMINENT DOMAIN. If all or any portion of the Premises shall be taken or appropriated by any public or quasi-public authority under the power of eminent domain, either party hereto shall have the right, at its option, to terminate this Lease, and Landlord shall be entitled to any and all income, rent, award, or any interest therein whatsoever which may be paid or made in connection with such public or quasi-public use or purpose, and Tenant shall have no claim, against Landlord or the condemning authority for the value of any unexpired term of this Lease. If any part of the Premises is taken but this Lease is not teiininated, the rental thereafter to be paid shall be proportionately reduced.

26. OFFSET STATEMENT. Tenant shall at any time and from time to time upon not less than ten (10) days prior written notice from Landlord execute, acknowledge and deliver to Landlord a statement in writing, (a) certifying that this Lease is unmodified and in full force and effect or, if modified, stating the nature to such modification and certifying that this Lease as so modified, is in full force and effect, and the date to which the rental and other charges are paid in advance, if any; (b) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of the Landlord hereunder, or specifying such defaults if any are claimed; and (c) containing such other information regarding the status of the Lease as Landlord shall reasonably require. Any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the real property of which the Premises are a part.

27. PARKING.

27.a. Tenant shall be entitled to use the number of parking spaces within the Building (the parking areas within the Building being referred to as “Parking Areas”) designated in Section “M” of the Basic Lease Terms. Should Tenant exercise its Right of First Offer (as contemplated in Section 38 of this Lease), the number of parking spaces within the Parking Areas available for Tenant’s use shall be increased to a number that reflects Tenant’s proportionate share of leased space in the Building, subject to the existing rights of other tenants in the Building. Tenant acknowledges that it may secure additional parking for its employees and personnel within facilities not owned or controlled by Landlord, which it shall secure at its own expense. Tenant’s use of the Parking Areas shall at all times be subject to the monthly rates, rules and regulations, and any other charges of Landlord for such parking facilities which may be established or altered by Landlord at any time or from time to time during the term hereof.

27.b. If Landlord has contracted for a paid parking service for the Parking Areas, Tenant shall abide by all rules and regulations of the parking lot management company. If Landlord adopts assigned parking for the Parking Areas, Tenant shall park only in parking spaces assigned to it by Landlord, and shall instruct its employees and guests to do likewise.

28. AUTHORITY OF PARTIES. Each individual executing this Lease represents and warrants to the other party that he and/or she is an officer, member, principal or partner of Tenant or Landlord, as applicable, and is duly authorized to execute and deliver this Lease on behalf of such party in accordance with a duly adopted resolutions, bylaws, operating agreements, partnership agreements or other governing documents of Tenant or Landlord, as applicable, and that this Lease is binding upon such party in accordance with its terms,

29. LIMITATION OF LIABILITY. It is understood and agreed by Tenant, and it is a material inducement to Landlord’s entering into this Lease, that any claims by Tenant against Landlord whether arising out of this Lease or any other agreement, or from any claimed negligence or intentional act or omission of Landlord or any agent, contractor or employee of Landlord, shall be strictly limited to the assets of the Partnership or Limited Liability Company executing this Lease as Landlord, and neither any individual executing this Lease on behalf of Landlord, nor any of Landlord’s officers, managers, partners, members or affiliates (“Affiliates”) shall have any personal liability under this Lease or to Tenant or any individual. Furthermore, Tenant for itself, its members, partners, shareholders, employees, agents and officers expressly waives any and all rights to proceed against the Affiliates.

30. GENERAL PROVISIONS.

(i) Addenda and Exhibits. Attachments and riders to this Lease, if any, signed or initialed by Landlord and Tenant and endorsed on or affixed to this Lease are a part hereof.

(ii) Waiver. The waiver by Landlord of any term, covenant or condition herein contained shall not be deemed to be a waiver of such term, covenant or condition on any subsequent breach of the same or any other term, covenant or condition herein contained. The subsequent acceptance of rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of the Tenant to pay the particular rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the tune of the acceptance of such rent.

(iii) Notices. All notices and demands which may or are to he required or permitted to be given by either party to the other hereunder shall be in writing. All notices and demands by the shall be delivered personally, by telephonic mail (fax) or sent by private mail, carrier such as Federal. Express or by United States Mail, postage prepaid, to the address set forth below, or to such other place as either party may from time to time designate in a notice to the other party.

All notices to the Landlord shall be made to:     Century Building Investment Group, LLC

                                                                              101 N. Brand Avenue #940

                                                                              Glendale, CA 91203

                                                                              Attention: Ted Ries

                                                                              818-242-1739 (Fax)

With a copy to:	Blue Real Estate
5975 Castle Creek Parkway #480
Indianapolis, IN 46250

All notices to the Tenant shall be made to:	ExactTarget, Inc.
20 North Meridian, Suite 200
Indianapolis, IN 46204
Attn: C. Todd Richardson, Senior Vice President
317-275-1261 (Fax)

With a copy to:	Halakar Real Estate
One Indiana Square, Suite 2500
Indianapolis, Indiana 46204
Attention: Jenna Barnett

(iv) Time. Time is of the essence of this Lease and each and all of its provisions in which performance is a factor.

(v) Marginal Headings. The marginal headings and Section titles to the Sections of this Lease are not apart of this Lease and shall have no effect upon the construction or interpretation of any part hereof.

(vi) Successors and Assigns. The covenants and conditions herein contained, subject to the provisions as to assignment, apply to and bind to heirs, successors, executors, administrators and assigns of the parties hereto.

(vii) Recordation. Neither Landlord nor Tenant shall record this Lease without the prior written consent of the other party. At the request of either party, a short form of this Lease or Memorandum of Lease, setting forth the identities of Landlord and Tenant, the date of expiration of the Term of this Lease, the renewal options and rights of first option, and such other information as Landlord and Tenant shall agree upon, may be recorded in the appropriate governmental office.

(viii) Quiet Possession. Upon Tenant paying the rent reserved hereunder and observing and performing all of the covenants, conditions and provisions on Tenant’s part to be observed and performed hereunder, Tenant shall have quiet possession of the Premises for the entire term hereof, subject to all provisions of tills Lease.

(ix) Late Charges. Tenant hereby acknowledges that late payment by Tenant to Landlord of rent or other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed upon Landlord by terms of any mortgage or trust deed covering the Premises. Accordingly, if any installment of rent or of any other sum due from Tenant is not received by Landlord or Landlord’s designee within ten (10) days of when said amount is due, then such late payment shall incur a late charge and Tenant shall pay to Landlord an amount equal to ten percent (10%) of such overdue amount. The parties hereby agree that such late charges represent a fair and reasonable estimate of the cost that Landlord will incur by reason of the late payment by Tenant Acceptance of such late charges by the Landlord shall in no event constitute a waiver of Tenant’s default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder.

(x) Prior Agreements. This Lease contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Lease, and no prior or contemporaneous agreements or understandings pertaining to any such matters shall be effective for any purpose. No provision of this Lease may be effective or binding on any party until fully executed by both parties hereto.

(xi) Inability to Perform. This Lease and the obligations hereunder shall not be affected or unpaired because either party is unable to fulfill any of its obligations hereunder or is delayed in doing so, if such inability or delay is caused by reason of strike, labor troubles, acts of God or any other cause beyond the reasonable control of such party (each such event shall constitute a “Force Majeure” event).

(xii) Attorney’s Fees. In the event of any action or proceeding brought by either party against the other under this Lease the prevailing party shall be entitled to recover all costs and expenses including the fees of its attorneys in such action or proceeding in such amount as to the court may adjudge reasonable as attorney’s fees.

(xiii) Sales of Premises by Landlord. In the event of any sale of the Building, Landlord shall be and is hereby entirely freed and relieved of all liability under any and all of its covenants and obligations contained in or derived from this Lease arising out of any act, occurrence or omission occurring after the consummation of such sale; and the purchaser at such sale or any subsequent sale of the Premises shall be deemed without any further agreement between the parties or their successors in interest or between the parties and any such purchaser, to have assumed and agreed to carry out any and all of the covenants and obligations of the Landlord under this Lease including, without limitation, the repayment of any portion of Tenant’s Security Deposit owed to Tenant upon expiration or sooner termination of this Lease.

(xiv) Subordination, Attornment. This Lease is hereby automatically subject and subordinate to any mortgage, deed of trust or similar encumbrance including ground or underlying leases presently existing or hereafter voluntarily placed upon the Building or the Premises, including any renewals, extensions or modifications thereof; and the recording of any such mortgage, deed of trust or similar encumbrance shall make it prior and superior to this Lease regardless of the date of execution or recording of either document. Upon request of the Landlord, Tenant will in writing confirm the subordination of its rights hereunder to the lien of any first mortgage, or first deed of trust to any bank, insurance company or other lending institution, now or hereafter in force against the land and Building of which the Premises are a part, and upon any buildings hereafter placed upon the land of which the Premises are a part, and to all advances made or hereafter to be made upon the security thereof.

In the event any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any mortgage or deed of trust made by the Landlord covering the Premises, the Tenant shall attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as the Landlord under this Lease.

The provisions of this Section to the contrary notwithstanding, and so long as Tenant is not in default hereunder, this Lease shall remain in full force and effect for the full term hereof. Landlord agrees to use its best efforts to obtain, at its sole cost and expense, from the Lender (as defined below) and future lenders, ground lessors, and any holders of a superior interest, a subordination, nondisturbance and attornment agreement in a commercially reasonable form; provided, however, that Landlord shall have a reasonable time to do so.

(xv) Name. Without Landlord’s prior written consent, Tenant shall not use the name of Landlord or the Building or the development of which the Building is a part for any purpose other than as Tenant’s address.

(xvi) Separability. Any provision of this Lease which shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof and such other provision shall remain in full force and effect.

(xvii) Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

(xviii) Choice of Law. This Lease shall be governed by the laws of the State in which the Premises are located.

(xix) Additional Rent. All monetary obligations of Tenant to Landlord under the terms of this Lease, including but not limited to Tenant’s Pro Rata Share shall be deemed to be rent.

(xx) Application of Funds. Tenant acknowledges and agrees that Landlord may apply any and all funds received in the form of rent or other payment against and all outstanding charges owed by Tenant, regardless of how payments may be designated by Tenant. Landlord may, but shall not be required to, apply payments first against oldest outstanding charges.

(xxi) Lender’s Approval. This Lease is subject to approval by Landlord’s lender for the real estate upon which the building is located (“Lender”). Landlord shall use reasonable efforts to obtain Lender’s approval hereof as soon as possible and in any event within thirty (30) days, after submission to Lender of this Lease and supporting documents required by Lender but in no event more than forty (40) days after final execution of this Lease. Tenant, at no cost to Tenant, shall reasonably cooperate with this process. In the event Lender’s approval of this Lease is not received within said period, this Lease shall be null, void, and of no further force or effect.

(xxii) Communications and Computer Lines. Tenant may install, maintain, replace, remove or use any communications or computer wires and cables in the Building which exclusively serve the Premises.

(xxiii) Counterparts. This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single lease.

31. BROKERS. The parties recognize that the brokers who negotiated this Lease are the brokers whose names are stated in Section “N” of the Basic Lease Terms, and agree that Landlord shall be solely responsible for the payment of brokerage commissions to said brokers pursuant to a separate written agreement between Landlord and such brokers. Tenant shall have no responsibility therefor. Landlord and Tenant each warrant that they have had no dealing with any real estate broker, agent, or finder in connection with the negotiation of this Lease excepting only the Brokers mentioned in Section “N” of the Basic Lease Terms and neither knows of any other real estate broker, agent, or finder who claims or may claim to be entitled to a commission or fee in connection with this Lease. Each party shall indemnify and hold the other party harmless from and against any claims, lawsuits, costs or expense incurred by the other party on account of any claims for commissions or fees made through such party.

32. KEYS AND LOCKS. Tenant shall not change or install any door locks in the Premises without the prior written consent of Landlord, which consent will not be unreasonably withheld, conditioned, or delayed.

33. SIGNS, ETC.

(i) Tenant shall not affix any signs, advertising information or other promotional data to the Premises without the prior written consent of Landlord, which consent will not be unreasonably withheld, conditioned, or delayed.

(ii) Landlord shall pay for the first issuance only of Building-standard door signage for the exterior of the main entry the Premises, as well as all building and floor lobby directory signage. Any signage on Tenant’s door, glass or visible from the corridor shall be at Tenant’s sole expense and subject to Landlord’s written approval, which shall not be unreasonably withheld, conditioned, or delayed. Within thirty (30) days following execution of this Lease, Tenant shall submit to Landlord its proposed copy for all such signage which shall confirm to the Building-standard signage requirements and shall be subject to Landlord’s approval as to number of lines of directory signage. Landlord shall order the signage and shall secure a price from its supplier for such signage, and Tenant shall remit to Landlord the fee for such signage within thirty (30) days after being billed therefor.

(iii) Provided Tenant occupies at least forty thousand (40,000) rentable square feet in the Building, Tenant shall have the right to install, at Tenant’s sole cost and expense, (a) a blade sign on the southeast corner of the Building of the maximum size allowed by governmental authorities, (b) exterior signage on the south and east sides of the Building, and (c) signage on the Rooftop Deck (as hereinafter defined) visible from above. All signage design and installation shall be subject to approval by Landlord, which approval shall not be unreasonably withheld, conditioned, or delayed, and the approval of local governmental authorities. Landlord shall cooperate, at no cost to Landlord, with Tenant’s efforts to obtain the requisite governmental approvals. Tenant shall be solely responsible for all costs to maintain such signs and keep the same in good condition and repair.

34. FINANCIAL STATEMENTS. During the Lease Term and any extensions thereof, Tenant shall provide to Landlord on an annual basis, within one hundred twenty (120) days following the end of Tenant’s fiscal year, a copy of Tenant’s most recent financial statements prepared as of the end of Tenant’s fiscal year-. Such financial statements shall be signed by Tenant or an officer of Tenant, if applicable, who shall attest to the truth and accuracy of the information set forth in such statements, or said statements shall be certified and audited, All financial statements provided by Tenant to Landlord hereunder shall be prepared in conformity with generally accepted accounting principles, consistently applied.

35. TENANT’S RESPONSIBILITY REGARDING MOLD.

(i) Existing Conditions. Landlord and Tenant acknowledge that, to the best of their knowledge and belief, as of the Commencement Date there is no mold visible or otherwise apparent affecting the Premises. Additionally, Tenant acknowledges that it has been afforded a full and fair opportunity to inspect the Premises for mold. The Landlord does not claim any expertise regarding the identification, remediation, or possible health consequences of mold. The Premises is not warranted to be free from mold at the Commencement Date or at anytime thereafter.

(ii) Notice and Remediation. Tenant is responsible for periodically inspecting the Premises for plumbing leaks, visible evidence of excessive moisture or mold growth, and performing routine maintenance on the Premises in order to keep the Premises in good repair and condition. Tenant shall neither permit nor disregard any circumstance in the Premises that may result in mold. In the event of the presence or suspected presence of mold, Tenant shall immediately notify Landlord in writing.

36. TENANT IMPROVEMENTS. On or after the Delivery Date, Tenant may cause to be constructed in the Premises, certain improvements (“Initial Improvements”). Such Initial Improvements must first be approved in writing by the Landlord, which approval shall not be unreasonably withheld, conditioned, or delayed. Prior to commencement of construction on the Initial Improvements, Tenant shall submit to Landlord scaled working drawings showing in reasonable detail all such Initial Improvements. All work shall be performed pursuant to building permits and other licenses as required by governmental agencies. Landlord shall, at no cost to Landlord, cooperate with Tenant in obtaining necessary government approvals, permits, and approvals for construction of the Initial Improvements.

37. TENANT IMPROVEMENT ALLOWANCE. Landlord shall not be required to perform any upgrades or tenant improvements in connection with the Initial Improvements. Tenant shall take possession of the Premises in its “As-Is” condition. However, in lieu of performing any such upgrades or tenant improvements in connection with the Initial Improvements, Landlord shall promptly reimburse a portion of Tenant’s expenses incurred in constructing the Initial Improvements upon receipt by Landlord of reasonable written confirmation of Tenant’s substantial completion of the Initial Improvements and the cost thereof, such reimbursement not to exceed Ten Dollars ($10.00) per rentable square foot of the Premises (the ‘Tenant

Improvement Allowance”). If Landlord fails to pay amounts due from the Tenant Improvement Allowance in accordance with the terms of this Lease, and such amounts remain unpaid for thirty (30) days after notice from Tenant, then without limiting Tenant’s other remedies, Tenant may deduct the amount thereof from the rent next due and owning under this Lease. The Tenant Improvement Allowance shall include the cost of all permits, fees, construction documents, and construction management fees incurred by Tenant in connection with the Initial Improvements.

38. RIGHT OF FIRST OFFER. Subject to the rights of any existing tenants as they exist on the date of this Lease (the “Superior Rights”), and upon and subject to the terms and conditions set forth in this Section 38, Landlord hereby grants to Tenant a right of first offer with respect to all space on floors two (2) through eight (8) of the Building (“Offer Space”). The right of first offer granted to Tenant with respect to the Offer Space pursuant to this Section 38 is referred to herein as the “ROFO”. Tenant may exercise its ROFO as to the Offer Space that becomes available as to all but not less than all of the Offer Space that is then available as indicated in the Landlord Offer Notice (as defined below), upon written notice to Landlord in the manner provided below. However, Tenant shall not have the right to exercise its ROFO if, at that time, Tenant Default exists, Landlord shall notify Tenant, in writing, when Offer Space becomes available (the “Landlord Offer Notice”). Upon receipt of the Landlord Offer Notice, Tenant shall have five (5) business days in which to notify Landlord, in writing, if Tenant wishes to exercise its ROFO as to the Offer Space identified in the Landlord Offer Notice (the “Tenant Notice”).

If Tenant does not exercise the ROFO as to the Offer Space identified in the Landlord Offer Notice within the five (5) business day period, or if Tenant notifies Landlord that Tenant does not wish to exercise its ROFO as to the Offer Space, Landlord shall be free to lease the Offer Space, free from Tenant’s rights under this Section 38, for a period of twelve (12) months thereafter (after which, Tenant’s ROFO shall apply once again to the Offer Space). If Tenant does not exercise its ROFO with respect to an available space and another tenant leases such space for a period of at least three (3) years, then Tenant’s ROFO over that space shall no longer apply so long as that other tenant remains in occupancy; however, if such space shall Become Available as hereinafter defined, Tenant’s ROFO shall again apply to such space.

If Tenant timely exercises its ROFO, in accordance with this Section 38, with respect to the Offer Space identified in the Landlord Offer Notice, the terms of this Lease shall apply to that Offer Space, except as follows:

(i) the Delivery Date for the Offer Space by Tenant shall be the date on which Landlord delivers exclusive possession of the Offer Space to Tenant, the Commencement Date for the Offer Space shall be ninety (90) days after the Delivery Date, and the Expiration Date for that Offer Space shall be the same expiration date of the Term as for the remainder of the Premises;

(ii) Tenant’s Percentage Share shall be adjusted upward to reflect the rentable square feet in the Offer Space for which Tenant has exercised its ROFO;

(iii) The initial Free Rent Period, plus any free rent as per the Base Rent schedule shown as item G of the Basic Lease Terms (“Additional Free Rent”) and the Tenant Improvement Allowance for the Offer Space shall be prorated based on the remaining Term of the Lease. The amount and the timing of the Additional Free Rent periods shall be in accordance with the Free Rent Schedule attached hereto as Attachment No. 4.

(iv) For the avoidance of doubt, the Space Planning and Design Allowance (as defined in Section 42 of this Lease), shall not be prorated—in other words, Tenant shall receive the full Space Planning and Design Allowance, on the terms set forth in Section 42, for any and all Offer Space leased by Tenant;

(v) Notwithstanding anything herein to the contrary, if Tenant exercises its ROFO after December 31, 2015, the Base Rent, Free Rent Period and Tenant Improvement Allowance shall be at the then-current market rate for similar space within the Building; and

(vi) the Base Rent for the Offer Space shall be as set forth in the rent schedule set forth in Schedule “G” of the Basic Lease Terms.

Tenant’s ROFO as to available Offer Space shall only apply once the Offer Space has “Become Available”. The Offer Space shall be deemed to “Become Available” when (i) the Landlord receives notice that a current tenant in the Building is vacating, and (ii) the lease for the current tenant (or if currently vacant, the first tenant of such Offer Space after the date of this Lease) of all or a portion of the Offer Space expires or is otherwise terminated. Offer Space shall not be deemed to “Become Available” if the space is: (i) assigned or subleased by the then current tenant of the space; or (ii) re-let by the then current tenant of the space by renewal, extension or renegotiation.

If Tenant timely and properly exercises its ROFO as to the Offer Space, Tenant shall, promptly upon Landlord’s request, and within thirty (30) days after the date on which Tenant provides its written notice to Landlord that Tenant desires to exercise its ROFO as to the Offer Space, enter into an addendum or amendment to this Lease in a form reasonably acceptable to Landlord that confirms the commencement date for Tenant’s lease of the Offer Space, the Base Rent for the Offer Space, and the increase in Tenant’s Pro Rata Share to account for the Offer Space, and which contains such other terms and conditions consistent with the foregoing that Landlord and Tenant reasonably deem to be necessary or appropriate

Notwithstanding anything in this Section 38 to the contrary, Tenant’s ROFO shall be null and void if there is less than five (5) years remaining on the Lease Term, unless Tenant exercises its Option to Extend (as defined in Section 40 below).

39. GUARANTEED EXPANSION. However, notwithstanding Tenant’s rights of refusal, Tenant agrees to lease the entire 6th floor and 8th floor immediately upon such floors becoming available (“Second Delivery Date”) so long as such Second Delivery Date is not later than September 1, 2011. Such space shall be delivered to Tenant by Landlord as soon as it is available and Tenant shall take possession of it at that time. The terms of the lease of the Second Delivery Date space shall be in accordance with the provisions of Section 38 (i) through (iv) herein.

40. OPTION TO EXTEND. Tenant shall be granted the right to extend the Lease Term for two (2) separate periods of five (5) years each (each an “Option to Extend”). Each Option to Extend shall commence the day following the Expiration Date of the then current Lease Term. Tenant must exercise each Option to Extend no more than twelve (12) and no less than six (6) months prior to the Expiration Date of the then current Lease Term by giving Landlord written notice of Tenant’s intent to exercise its Option to Extend right. The terms of each Option to Extend shall be on the same terms as the then current Lease Term, except that Base Rent shall be at the rate charged by Landlord at the time of the Option to Extend for similar space within the Building; provided, however, that in no event shall Base Rent for any year of the Option to Extend Term be less than the Base Rent for the last year of the then current Lease Term. Tenant may only exercise its Option to Extend so long as no Tenant Default is then in effect.

41. ROOFTOP DECK. Provided there is no Tenant Default then in effect, and provided further that Tenant complies with all zoning and other municipal and county rules and regulations, Tenant shall have the right, at Tenant’s own cost and expense and subject to the terms hereof, to construct a deck on the roof of the Building (the “Rooftop Deck”) for the sole use of Tenant’s employees and their invitees; the Rooftop Deck shall not be used for public gatherings. Tenant shall be solely responsible for obtaining any necessary permits and licenses required to construct and operate the Rooftop Deck. Copies of all such permits and licenses shall be provided to Landlord prior to the start of construction on the Rooftop Deck. All construction must comply with all Landlord and governmental safety, security, and insurance requirements. The Rooftop Deck must be maintained in good condition and repair, at Tenant’s sole cost and expense, and be kept in a clean condition by Tenant at all times. Any increase in Landlord’s insurance costs due to the construction or use of the Rooftop Deck shall be borne solely by the Tenant.

The design and manner of installation of the Rooftop Deck shall be approved by Landlord prior to any work being performed on the Rooftop Deck, which approval shall not be unreasonably withheld, conditioned, or delayed. After obtaining written approval of Landlord, Tenant shall have reasonable access to the roof to construct the Rooftop Deck. However, unless otherwise approved by Landlord in writing, in no event shall Tenant be permitted to penetrate the roof membrane in connection with the construction of the Rooftop Deck. No permitted roof penetration shall be made so as to invalidate Landlord’s roof warranty. Tenant shall also be solely responsible to make (or reimburse Landlord, at Landlord’s option, for the making of) any repairs necessary to repair subsequent leaks occasioned by the construction and installation of the Rooftop Deck. Notwithstanding the grant of this right, Landlord shall maintain control over the roof of the Building, and nothing herein shall be deemed Landlord’s consent for Tenant to use the roof for any other purpose than the installation, operation, maintenance, and use of the Rooftop Deck in conjunction with Tenant’s lease of the Premises. Under no circumstances shall Tenant rent the Rooftop Deck or cause it to be available to third (3rd) parties.

42. SPACE PLANNING AND DESIGN. Landlord shall promptly reimburse Tenant the sum of One and 25/100 Dollars ($1.25) per rentable square feet of space occupied by Tenant in the Building (the “Space Planning and Design Allowance”) to cover the cost of Tenant’s architects to prepare space planning, design, and construction documents. If Landlord fails to pay the Space Planning and Design Allowance within thirty (30) days after notice from Tenant, then without limiting Tenant’s other remedies, Tenant may deduct the amount thereof from the rent next due and owning under this Lease. Zero and 15/100 Dollars ($0.15) per rentable square feet of space occupied by Tenant in the Building of the Space Planning and Design Allowance shall be used for space planning and shall be paid to Tenant regardless of whether Tenant executes this Lease or not. Landlord hereby grants its approval for Tenant to use its own architect in connection with the preparation of space planning, design, and construction documents.

43. BUILDING LOBBY AND ATRIUM IMPROVEMENTS. Tenant may cause certain improvements to be constructed in the Building lobby, elevator cabs and atrium (“Building Renovation”). On or after the date upon which Tenant has leased at least Forty Thousand (40,000) square feet of space in the Building, so long as there is no Tenant Default in effect at the time of the Building Renovation, Landlord shall contribute the sum of One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) (the “Building Lobby and Atrium Improvement Allowance”) to cover the cost of Building Renovation. The Building Lobby and Atrium Improvement Allowance shall be credited against Tenant’s Base Rent upon Landlord’s receipt of invoices paid by Tenant in connection with the Building Renovation and Unconditional Lien Releases from each of Tenant’s contractors who performed work in connection with the Building Renovation.

Landlord hereby approves Axis Architecture and Interiors as the potential designer/architect for the Building Renovation. Tenant shall submit all design/architectural drawings to Landlord for approval, which approval shall not be unreasonably withheld, conditioned, or delayed so long as the designs are in keeping with the Building’s historical nature and character. Nothing in this Section shall constitute Landlord granting possession over the atrium to Tenant. Landlord shall retain all rights to designate the use of the atrium and lobby space; provided, however the atrium and lobby space in the Building shall always be used as Common Area.

44. SUBMISSION IS NOT AN OPTION. THE SUBMISSION OF THIS LEASE FOR EXAMINATION AND NEGOTIATION DOES NOT CONSTITUTE AN OFFER TO LEASE, A RESERVATION OF, OR OPTION FOR THE PREMISED AND SHALL VEST NO RIGHT IN ANY PARTY. TENANT OR ANYONE CLAIMING UNDER OR THROUGH TENANT SHALL HAVE THE RIGHTS TO THE PREMISES AS SET FORTH HEREIN AND THIS LEASE BECOMES EFFECTIVE AS A LEASE ONLY UPON EXECUTION, ACKNOWLEDGEMENT AND DELIVERY THEREOF (“FINALIZATION”) BY LANDLORD AND TENANT TO EACH OTHER, REGARDLESS OF ANY WRITTEN OR VERBAL REPRESENTATION OF ANY AGENT, MANAGER OR EMPLOYEE OF LANDLORD TO THE CONTRARY. PENDING FINALIZATION, THIS LEASE SHALL HAVE NO LEGAL EFFECT REGARDLESS OF THE STATE OR COMPLETENESS OF NEGOTIATIONS BETWEEN LANDLORD AND TENANT, AND PENDING FINALIZATION, EITHER LANDLORD OR TENANT MAY IN ITS DISCRETION TERMINATE ALL NEGOTIATIONS WITHOUT LIABILITY TO THE OTHER.

THE PARTIES HERETO HAVE EXECUTED THIS LEASE AT THE PLACE AND ON THE DATES SPECIFIED IMMEDIATELY ADJACENT TO THEIR RESPECTIVE SIGNATURES. IF THE BASIC TERMS OF THIS LEASE HAVE BEEN COMPLETED, THIS LEASE HAS BEEN PREPARED FOR SUBMISSION TO YOUR ATTORNEY FOR

HIS APPROVAL. NO REPRESENTATION OR RECOMMENDATION IS MADE BY LANDLORD OR ANY REAL ESTATE BROKER OR ITS AGENTS OR EMPLOYEES AS TO THE LEGAL SUFFICIENCY, LEGAL EFFECT, OR TAX CONSEQUENCES OF THIS LEASE OR THE TRANSACTIONS RELATING THERETO.

“LANDLORD” CENTURY BUILDING INVESTMENT GROUP, LLC, a California limited liability company

By:	Blue Real Estate
a California corporation
Its:	Managing Member

By:	/s/ James N. Ries
James N. Ries, Member

Date:	6/30/10

“TENANT” EXACTTARGET, INC., a Delaware corporation

By:	/s/ Traci M. Dolan

Title:	CFO

Date:	6/30/10

Signature page to Office Building Lease by and between Century Building Investment Group,

LLC and ExactTarget, Inc.